EXHIBIT 99.3

COMBINED METALS OF CHICAGO LLC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET

Unaudited
As of December 31	2009

ASSETS

CURRENT ASSETS
Cash	$—
Accounts Receivable, net of Allowances
of $539,523 and $375,195 for Doubtful Accounts	15,470,540
Inventory, at Specific Cost	20,070,945
Prepaid State Income Taxes	6,879
Other Current Assets	505,853
Total Current Assets	36,054,217

PROPERTY AND EQUIPMENT, net	26,045,039

OTHER ASSETS	1,111,259

$63,210,515

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

CURRENT LIABILITES
Book Overdraft	$511,223
Current Maturities of Long-Term Debt	6,166,667
Accounts Payable	6,029,303
Accrued Expenses	2,620,574
Total Current Liabilities	15,327,767

LONG-TERM DEBT, EXCLUSIVE OF CURRENT MATURITIES
Term Loan Payable Bank	14,500,000
Revolving Loan Payable Bank	15,951,642
Total Long-Term Debt	30,451,642

DEFERRED COMPENSATION	673,787

SUBORDINATED NOTES PAYABLE TO MEMBERS	20,725,547

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY	(84,097)

MEMBERS' EQUITY (DEFICIT)	(3,884,131)

$63,210,515

See accompanying notes.

COMBINED METALS OF CHICAGO LLC AND SUBSIDIARY
CONSOLIDATED STATEMENT OF INCOME AND MEMBERS’ DEFICIT

Unaudited
For the Year Ended December 31	2009

NET SALES	$87,434,811

Cost of Materials (Including Decline in
Market Value of Inventory of $2,267,032 in 2008)	60,291,109

GROSS PROFIT ON MATERIALS	27,143,702

Warehouse Expenses	24,195,778

GROSS PROFIT	2,947,924

Operating Expenses
Selling	3,760,434
Administrative	2,478,899
6,239,333

INCOME FROM OPERATIONS	(3,291,409)

Other Expense, net	3,136,835

INCOME BEFORE MINORITY INTEREST
IN CONSOLIDATED SUBSIDIARY	(6,428,244)

Minority Interest in Consolidated Subsidiary	(87,852)

NET INCOME	(6,340,392)

Members' Deficit, Beginning	2,456,261

Distribution to Members	—

MEMBERS' DEFICIT, ENDING	$(3,884,131)

See accompanying notes.

COMBINED METALS OF CHICAGO LLC AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS

Unaudited
For the Year Ended December 31	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(6,340,392)
Adjustments to Reconcile Net Income to
Net Cash Provided by Operating Activities
Depreciation and Amortization	5,700,008
Deferred Compensation Expense, net	60,000
Minority Interest in Consolidated Subsidiary	(87,852)
Accounts Receivable	2,152,280
Inventory	13,175,701
Prepaid State Income Taxes	127,316
Other Current Assets	64,093
Accounts Payable	(5,421,412)
Accrued Expenses	735,562
Total Adjustments	16,505,696
Net Cash Provided by Operating Activities	10,165,304

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	(707,472)
(Increase) Decrease in Other Assets	(319,763)
Net Cash Used by Investing Activities	(1,027,235)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (Decrease) in Book Overdraft	(830,177)
Proceeds from Revolving Loan Payable Bank, net	1,165,051
Proceeds from (Repayments of) Term Loan Payable Bank	(10,166,666)
Repayments of Subordinated Notes Payable	693,723
Distributions to Members	—
Distributions to Minority Interest	—
Net Cash Used by Financing Activities	(9,138,069)

NET INCREASE IN CASH	—

Cash, Beginning	—

CASH, ENDING	$—

SUPPLEMENTAL CASH FLOWS DISCLOSURES
Cash paid for:
Interest	$2,228,059

Income Taxes	$85,227

Noncash Investing and Financing Activities
Accrued Distribution to Minority Interest	$—

See accompanying notes.

COMBINED METALS OF CHICAGO LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—COMPANY ORGANIZATION

Combined Metals of Chicago LLC (the “Company”) was originally formed as a limited partnership between T.H. One, Inc., the 1% general partner, and Combined Metals Holding, Inc., the 99% limited partner.  The general and limited partners were S Corporations; each owned 50% by Cyrus Tang and Walter Hauk, individuals.

Elgiloy Limited Partnership was formed as a limited partnership between Elgiloy Holding, Inc., the 1% general partner, and NTH Associates, the 99% limited partner.  The general and limited partners were an S Corporation and a general partnership, respectively; each owned 50% by Cyrus Tang and Walter Hauk, individuals.

Effective January 1, 1997, the two partnerships merged with the Company as the surviving entity.  Subsequent to the merger, the Company was a limited partnership between T.H. One, Inc., the 1% general partner, Combined Metals Holding, Inc., a 59% limited partner, and Cyrus Tang and Walter Hauk, each 20% limited partners.

In December 1998, National Material L.P. (a related company) provided additional financing to the Company in the amount of $10,000,000 (this amount is classified on the balance sheet as subordinated notes payable to members).  Effective January 1, 1999, National Material L.P. was admitted as a new partner with a 60% interest in future profits or losses only (no interest in the equity of the partnership on the effective date of the transaction).  National Material L.P. then distributed 20% of their interest to Tang Industries, Inc.  Immediately following, Combined Metals of Chicago L.P. transferred all of its assets and liabilities to a new Illinois limited liability company to be known as Combined Metals of Chicago LLC in exchange for 100% of the membership interest therein.  Similarly, Combined Metals of Michigan L.P. transferred all of its assets and liabilities to a new Illinois limited liability company to be known as Combined Metals of Michigan LLC in exchange for 100% of the membership interest therein.  Such membership interests were then distributed by the Partnerships to their partners in proportion to their respective partnership interests.

Effective January 1, 1999, the resulting owners of Combined Metals of Chicago LLC were National Material L.P. (40%), Combined Metals Holding, Inc. (40%), and Tang Industries, Inc. (20%).  Also, Combined Metals of Chicago LLC currently has an 80% interest in Combined Metals of Michigan LLC.  On November 1, 2000, all of the stock of Combined Metals Holding, Inc was sold to AKS Investments, Inc. (this transaction did not change the percentage ownership of Combined Metals of Chicago LLC noted above).  On December 31, 2000, National Material L.P. distributed its remaining 40% interest to Tang Industries, Inc.

NOTE 2—COMPANY ACTIVITY

The Company’s primary location is Illinois (“Chicago”, “Elgiloy”, “Hampshire”, and “Sycamore”).  The Company also includes an 80%-owned subsidiary, Combined Metals of Michigan LLC (“Michigan”).  A majority of the assets and revenues are associated with the Chicago locations.

The Chicago divisions and the Michigan subsidiary are engaged primarily in processing and distributing stainless steel.  Their business is primarily in the automotive, nonautomotive stamping and general fabrication, restaurant equipment, truck and trailer, household appliances, construction and building products industries located throughout the United States.

The Elgiloy division is engaged primarily in processing and distributing high-performance metals to manufacturers in the oil and gas, petrochemical, medical and aerospace industries throughout the United States.

The Hampshire division is engaged primarily in processing stainless steel and specialty alloys into precision thin strip.

In 2009, the wire division of Elgiloy was moved to a leased facility in Sycamore, IL (“Sycamore”).  This division is engaged primarily in processing and distributing high-performance metals to manufacturers in the oil and gas, petrochemical, medical and aerospace industries throughout the United States.

COMBINED METALS OF CHICAGO LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of management who is responsible for their integrity and objectivity.  These accounting policies conform to U.S. generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

PRINCIPLES OF CONSOLIDATION

All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

Accounts receivable is recorded net of an allowance for expected losses.  The allowance is estimated from historical performance and projections of trends.  Individual accounts are written off against the allowance when collection appears doubtful.

INVENTORY

Inventory is valued at the lower of specific cost or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost.  Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred.  Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets.  Accelerated methods are used to compute income tax depreciation for all eligible assets.  The cost and accumulated depreciation for property and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income.

FINANCIAL INSTRUMENTS

FASB Accounting Standards Codification 815 (Derivatives and Hedging) establishes accounting and reporting standards for derivative instruments.  This standard requires an entity to recognize all derivatives as either assets or liabilities, and measure those instruments at fair value.  Derivatives that do not qualify as a hedge must be adjusted to fair value in earnings.  If the derivative does qualify as a hedge under FASB Accounting Standards Codification 815, changes in the fair value will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments, or recognized in other accumulated comprehensive income until the hedged item is recognized in earnings.  The ineffective portion of a hedge’s change in fair value will be immediately recognized in earnings.

Interest Rate Swap

In January 2008, the Company entered into an interest rate swap agreement with a notional amount of $15,000,000 maturing in February 2010.  The agreement swaps the borrower’s option for using the LIBOR rate plus 1.50% - 2.25%, or the prime rate plus 0% - .25%, for a fixed rate of 3.08%.  The Company’s objective for using this instrument is to protect its cash flows from fluctuations in interest rates.  The Company designates the interest rate swap as a cash flow hedge, and in accordance with FASB Accounting Standards Codification 815, the resulting changes in the fair value of the derivative, as provided by the bank, are recorded as a component of other accumulated comprehensive income.  The change in the fair value of the swap for 2009 and 2008 were deemed

COMBINED METALS OF CHICAGO LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

immaterial to the financial statements, taken as a whole, and the corresponding liabilities were not recorded at December 31, 2009 and 2008.

SHIPPING AND HANDLING

The Company includes shipping and handling fees billed to customers in net sales.  Shipping and handling costs associated with inbound and outbound freight are included in costs of sales.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

LOAN COSTS

Loan costs are amortized using the straight-line method over the life of the loan.

NOTE 4—OTHER CURRENT ASSETS

2009
Employee Advances	$890
Prepaid Insurance	257,308
Other Prepaid Expenses	247,655
$505,853

NOTE 5—PROPERTY AND EQUIPMENT

	Estimated Useful Life	2009

Land	—	$1,815,805
Buildings and Improvements	20 to 40 years	17,033,975
Machinery and Equipment	12 years	70,615,102
Automobiles and Trucks	5 years	195,573
Furniture and office Equipment	3 to 12 years	2,468,467
Construction in Progress	—	3,651,099
		95,780,021
Accumulated Depreciation		69,734,982

		$26,045,039

Depreciation expense was $5,526,884

NOTE 6—OTHER ASSETS

2009

Loan Costs - Bank credit agreement amended during 2009, net of Accumulated Amortization of $451,602	$1,078,917
Deposits	32,342
$1,111,259

Amortization expense was $264,522 for 2009.

COMBINED METALS OF CHICAGO LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense for the next three years is:

Year Ending December 31
2010	$359,639
2011	359,639
2012	359,639
$1,078,917

NOTE 7—INCOME TAXES

As a limited liability company, the income of the Company is included in the tax returns of its members.  As such, the Company is not subject to federal or local income taxes, except for various state income taxes, which are included in administrative expenses.

NOTE 8—LONG-TERM DEBT

2009
Under the terms of a credit agreement with a bank (fourth amended and restated as of September 2009), the Company has committed borrowings in the amount of $74,500,000.  Borrowings under the agreement are collateralized by a security interest in substantially all assets of the Company and consist of two separate loans as described below.  The Company is subject to certain restrictive covenants with regards to the loans.  The Company is in compliance with the covenants at December 31, 2009.  Interest rates will be adjusted quarterly based on certain ratio covenants.  For the Term Loan, interest is payable at the borrower’s option using the LIBOR rate (0.23% at December 31, 2009) plus 4.75% or the prime rate (3.25% at December 31, 2009) plus 2.25%.  For the Revolving Loan, interest is payable at the borrower’s option using the LIBOR rate plus 4.50%, or the prime rate plus 2.00%.  An interest rate swap agreement fixes the interest rate on this debt to 3.08%.  Interest rates and payment dates vary according to the interest periods which the Company has elected for specific portions of the outstanding loan balance.  The maturity date of the credit agreement and all loans is December 31, 2012.

Term loan in the amount of $37,000,000 with quarterly principal payments of $1,541,667 beginning March 31, 2008.	$20,666,667

Revolving loan with a total commitment of $37,500,000. Available borrowings under the loan are subject to a monthly borrowing base computation based on inventory and accounts receivable. Available borrowing as of December 31, 2009 was $24,075,650. Interest terms are as noted above and all principal is due at December 31, 2012.	15,951,642
36,618,309

Less Current Maturities	6,166,667

Long-Term Debt	$30,451,642

COMBINED METALS OF CHICAGO LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principal payments due in each of the next three years are:

Year Ending December 31
2010	$6,166,667
2011	6,166,667
2012	24,284,975
$36,618,309

NOTE 9—SUBORDINATED NOTES PAYABLE TO MEMBERS

The notes payable to Members of the Company are subordinated to all bank borrowings.  In December 2007, the Company used a portion of the proceeds from refinancing its bank debt (see Note 8) to repay $50,021,772 of subordinated debt and accrued interest.  The remaining subordinated notes payable amounts and terms were restated as follows:

2009
Subordinated Notes Payable, due December 31, 2013.  Interest is accrued monthly at prime, and is payable at the end of each quarter commencing March 31, 2008.  At the members’ discretion, the accrued interest payable at any calendar quarter may be converted to additional principal (converted interest).  Interest accrues on the converted interest, and the payable date for these amounts is the next calendar quarter.  Amounts outstanding at December 31:

Subordinated Notes Payable Combined Metals Holding, Inc.	$8,292,750

Subordinated Notes Payable Tang Industries, Inc.	12,432,797

Total Subordinated Debt	$20,725,547

Included in Other Expense, net, on the Statements of Income and Members’ Equity (Deficit) for 2009 is interest related to the above notes in the amounts of $277,799 for Combined Metals Holding, Inc. and $415,923 for Tang Industries, Inc.  No interest was paid in 2009, all accrued interest was converted to additional principal.

NOTE 10—OPERATING LEASES

The Company is obligated under various cancelable and noncancelable operating leases for both equipment and real estate.

Future minimum lease payments under noncancelable operating leases are:

	Real Estate	Equipment	Total
Year Ending December 31
2010	$220,021	$13,800	$233,821
2011	194,388	13,800	208,188
2012	113,884	9,200	123,084
Aggregate Minimum Lease Payments under Noncancelable Operating Leases	$528,293	$36,800	$565,093

Total rent expense was $379,604 in 2009.

NOTE 11—RETIREMENT PLANS

The Company has a qualified defined contribution retirement plan.  The plan covers substantially all full-time employees with one year of service.  There were no discretionary contributions for 2009.  The Company amended the plan in 2009 to eliminate the mandatory matching requirement.

COMBINED METALS OF CHICAGO LLC AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has entered into agreements with certain executive key employees to provide incentive compensation under nonqualified deferred supplemental compensation agreements.

2009
Benefits included in other income and expense:
Defined Contribution Retirement Plan	$—
Deferred Supplemental Compensation Agreements	60,000
$60,000

NOTE 12—RELATED PARTY TRANSACTIONS

The Company participates in master insurance policies (casualty) administered by National Material L.P.

The Company has purchased stainless steel products from AK Steel Corporation, an affiliate of AKS Investments, Inc.  Concurrent with the sale of the stock of Combined Metals Holding, Inc. to AKS Investments, Inc. (see Note 1), the Company entered into a supply agreement for the purchase of stainless steel products from AK Steel Corporation.

The Company paid a management services fee of $20,000 per month for the first five months of 2009 to National Material L.P. for certain credit, insurance, human resources, legal and financial support services.  The Company also reimburses National Material L.P. for certain expenses paid on behalf of the Company.

The Company paid a management services fee of $20,000 per month for the first five months of 2009 to AK Steel Corporation (an affiliate of AKS Investments, Inc.) for consultation, advice and direct management assistance with respect to operations, strategic planning, financing and other aspects of the business of the Company.

The following balances, revenues and expenses included in the accompanying consolidated financial statements result from the related party transactions described above:

2009
Other Current Assets
Prepaid Insurance	$257,308
Accounts Receivable	485,358
Accounts Payable	843,957
Sales	4,267,186
Purchases	13,876,615
Insurance – Casualty	562,278
Administrative and Management Fees	200,000

NOTE 13—CONCENTRATION OF CREDIT RISK

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts.  The Company believes it is not exposed to any significant credit risk on cash.

NOTE 14—SUBSEQUENT EVENT

Management has evaluated subsequent events through February 23, 2010, the date which the financial statements were available for issue.  There were no subsequent events which require disclosure.